Exhibit 99.1

Purchase, New York            Telephone: 914-253-2000 www.pepsico.com

Contact:	Investor Lynn A. Tyson Senior Vice President, Investor Relations 914-253-3035 email: lynn.tyson@pepsi.com	Media Dave DeCecco Director, Media Bureau 914-253-2655 email: david.dececco@pepsi.com

HUGH JOHNSTON TO SUCCEED RICHARD GOODMAN AS PEPSICO CHIEF FINANCIAL OFFICER

PURCHASE, N.Y., March 16, 2010 – PepsiCo announced today that Chief Financial Officer Richard Goodman will be succeeded at the end of this month by Hugh Johnston, a 23-year company veteran who currently serves as executive vice president of PepsiCo Global Operations.

“It is with very mixed emotions that I am making this announcement because Richard not only has done an excellent job as CFO, but has been a trusted advisor to me and the entire senior management team,” said PepsiCo Chairman and CEO Indra Nooyi. “Richard and I have been working closely on an orderly succession plan, given his desire to step-down from his current position at age 62, and we agreed that the recent completion of our two major bottling acquisitions makes this an opportune time for the transition.

”At the same time,” Nooyi said, “I am delighted to have as CFO Hugh Johnston, an extremely talented executive with deep finance and general management experience. And I am very pleased to announce that, at my request, Richard has agreed to stay on with PepsiCo in a key role, one that provides him with some well-deserved personal flexibility. He will be executive vice president responsible for business information systems, global procurement, global operations, and post-merger integration. I know that Hugh and Richard, who have worked together closely for many years, will have a seamless transition.”

Goodman, 61, has distinguished himself in a range of senior finance and strategy positions, including playing a central role in completing PepsiCo’s largest acquisitions in nearly a decade.

He joined the company in 1992 as vice president of international strategic planning and went on to serve as CFO of former PepsiCo restaurant units KFC International and Taco Bell. Later he was named PepsiCo’s general auditor and head of risk management. In 2001 he became CFO of the company’s international beverage unit and, in 2003, CFO of its combined international food and beverage business, helping to grow sales outside North America from less than $8 billion in 2003 to close to $13 billion in 2006.

As PepsiCo CFO since 2006, he has helped to successfully steer the company through the global economic crisis and to complete major acquisitions, including the purchase of PepsiCo’s two largest bottlers last month. He also established PepsiCo Finance University to support the professional development of the company’s finance leaders and is executive sponsor of the resource group for PepsiCo’s African-American employees.

Prior to PepsiCo, Goodman was with W.R. Grace and Company in a variety of global CFO roles. He holds undergraduate and PhD degrees in English as well as an MBA in finance, all from Columbia University.

“Richard is a gifted leader who has been an important contributor to our success for nearly two decades,” said Nooyi. “I have benefited greatly from his experience and insight, and he has served us with a terrific mixture of wisdom, honesty and common sense. We are very grateful for his outstanding leadership and for his commitment to holding our company to the highest standards.”

Hugh Johnston, 48, is a longtime company leader who was named executive vice president of global operations earlier this year, with additional responsibilities for the post-merger integration of the two bottling companies.

Since joining PepsiCo in 1987, Johnston has held M&A, finance and strategy positions in PepsiCo’s corporate headquarters as well as finance and general management roles in its North American snack and beverage businesses.

Johnston left PepsiCo from August 1999 through March 2002 to pursue a general management role as VP, retail, at Merck Medco, leading the company’s retail pharmacy card business. He rejoined PepsiCo in 2002 as SVP of mergers and acquisitions, and then became chief financial officer for PepsiCo Beverages & Foods, where he was responsible for leading the finance function for Pepsi-Cola North America, Tropicana, Gatorade North America and Quaker Foods North America. He held this position until 2005, when he became SVP of transformation, and in 2006 he assumed the role of EVP of operations, responsible for the company’s global transformation, supply chain, procurement and information technology functions.

In 2007, he was named president of Pepsi-Cola North America Beverages (PCNAB), responsible for strategic direction and financial performance, with accountability for sales, franchise management, field marketing and operations. In that role he positioned the PCNAB product portfolio to compete more effectively in a very challenging external environment.

He holds a master’s degree in finance and accounting from the University of Chicago and a bachelor’s of science degree in finance from Syracuse University.

“Hugh is a highly capable executive with broad financial and operating experience and a deep understanding of our businesses,” said Nooyi. “Having worked with Hugh for more than 15 years, I believe he is exceptionally well qualified to serve as CFO with a strong track record of success in every position he has held within PepsiCo.”

About PepsiCo

PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 19 different product lines that each generates more than $1 billion in annual retail sales. Our main businesses — Frito-Lay, Quaker, Pepsi-Cola, Tropicana and Gatorade — also make hundreds of other nourishing, tasty foods and drinks that bring joy to our consumers in more than 200 countries. With annualized revenues of nearly $60 billion, PepsiCo’s people are united by our unique commitment to sustainable growth, called Performance with Purpose. By dedicating ourselves to offering a broad array of choices for healthy, convenient and fun nourishment, reducing our environmental impact, and fostering a diverse and inclusive workplace culture, PepsiCo balances strong financial returns with giving back to our communities worldwide. In recognition of its continued sustainability efforts, PepsiCo was named for the third time to the Dow Jones Sustainability World Index (DJSI World) and for the fourth time to the Dow Jones Sustainability North America Index (DJSI North America) in 2009. For more information, please visit www.pepsico.com.

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